Exhibit 99.1

Kymera Therapeutics Announces Second Quarter 2026 Financial Results and Provides a Business Update

Enrollment completed in KT-621 (STAT6) BROADEN2 Phase 2b AD trial nearly six months ahead of anticipated timeline, with data expected by year-end 2026

KT-621 Phase 3 trials in AD planned to initiate by mid-2027

KT-621 BREADTH Phase 2b asthma trial ongoing, with data expected to be reported in late 2027

KT-579 (IRF5) Phase 1 healthy volunteer trial ongoing, with data expected in 4Q26

KT-485 (IRAK4) Phase 1 trial commenced in healthy volunteers and HS patients by partner Sanofi

Well-capitalized with $1.5 billion in cash as of June 30, 2026, and runway into 2029

Company to hold video conference call and webcast today at 8:30 a.m. ET

Watertown, Mass. (August 5, 2026) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of oral small molecule degrader medicines for immunological diseases, today reported financial results for the second quarter ended June 30, 2026, and provided business highlights and updates on its pipeline.

“Kymera is delivering in a pivotal period of execution, with multiple clinical-stage programs advancing, important data catalysts ahead, and growing conviction in the potential of oral degrader medicines to transform the standard of care for chronic, debilitating immunological diseases,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “The rapid completion of enrollment in our KT-621 BROADEN2 Phase 2b trial in atopic dermatitis nearly six months ahead of our original timeline is a powerful example of the immense interest from clinicians and patients in a once-daily oral therapy and excellent execution from the Kymera team. The accelerated timeline enables us to pull forward our expected topline readout to year-end 2026, positions us for an earlier than anticipated start to Phase 3 trials next year, and ultimately allows us to move faster for patients who are waiting for new options.”

Dr. Mainolfi continued, “We see the significant gaps that remain across the immunology treatment landscape, and we are hearing directly from clinicians, advocacy groups, patients and their families about the need for effective, safe, and convenient approaches. We remain focused on executing across our differentiated portfolio to address those needs. With KT-621 advancing in both AD and asthma, KT-579 progressing toward Phase 1 data and a planned patient proof-of-concept trial in lupus, and important progress across our partnered programs and early discovery engine, we are translating that urgency into action as we work to deliver a new generation of oral medicines.”

Business Highlights, Recent Developments and Upcoming Milestones

STAT6 Degrader Program

KT-621 is an investigational, first-in-class, once daily, oral degrader of STAT6, the specific transcription factor responsible for IL-4/IL-13 signaling and the central driver of Type 2 inflammation. KT-621 is currently in Phase 2 clinical development in atopic dermatitis (AD) and asthma. KT-621 has the potential to transform treatment for more than 140 million patients around the world suffering from Type 2 diseases such as atopic dermatitis (AD), asthma, chronic obstructive pulmonary disease (COPD), eosinophilic esophagitis (EoE), chronic rhinosinusitis with nasal polyps (CRSwNP), chronic spontaneous urticaria (CSU), prurigo nodularis (PN), and bullous pemphigoid (BP), among others.

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In June 2026, the Company announced the completion of enrollment in the KT-621 BROADEN2 Phase 2b clinical trial in patients with moderate to severe atopic dermatitis nearly six months ahead of its original timeline. The earlier than expected completion of enrollment enabled the Company to accelerate its expected topline data readout by six months to year-end 2026, earlier than prior guidance to share data by mid-2027. Subject to discussions with regulators, the Company expects to initiate Phase 3 trials in AD by mid-2027.

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Enrollment is ongoing in the KT-621 BREADTH Phase 2b clinical trial in patients with moderate to severe eosinophilic asthma. The Company expects to report data in late 2027.

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In June 2026 at the Japanese Dermatological Association (JDA) Annual Meeting, the Company presented results from the KT-621 Phase 1 study in healthy Japanese adults designed to support the enrollment of patients in Japan in global KT-621 studies. KT-621 demonstrated a favorable PK profile, rapid and sustained STAT6 degradation in blood, with median STAT6 degradation of ≥98% at both dose levels, and a favorable safety and tolerability profile. These results are consistent with those observed in non-Japanese healthy adults and atopic dermatitis patients.

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The Company presented data from the KT-621 Phase 1 clinical trials across leading dermatology and respiratory forums, including a late-breaking oral presentation at the Society for Investigative Dermatology (SID) Annual Meeting, an oral presentation at the American Thoracic Society (ATS) Respiratory Innovation Summit, and poster presentations at the Revolutionizing Atopic Dermatitis (RAD) and American Academy of Dermatology (AAD) Innovation Academy meetings.

IRF5 Degrader Program

KT-579 is an investigational, first-in-class, oral degrader of IRF5, a genetically validated transcription factor and master regulator of immunity, that is currently in Phase 1 testing. KT-579 has the potential to be the first novel mechanism with broad utility in diseases where effective and well tolerated oral therapies are needed, such as lupus, Sjögren's, inflammatory bowel disease (IBD), rheumatoid arthritis (RA) and others.

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Enrollment is ongoing in the KT-579 Phase 1 clinical trial in healthy volunteers, with data expected in the fourth quarter of 2026. The Company plans to initiate a Phase 1b patient proof-of-concept trial in lupus soon after the completion of the healthy volunteer trial.

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The Company presented new preclinical data for KT-579 at the European Alliance of Associations for Rheumatology (EULAR) and Federation of Clinical Immunology Societies (FOCIS) Annual Meetings that demonstrated consistent disease-modifying activity across multiple preclinical lupus models. The Company also presented IBD data at Digestive Disease Week (DDW), where KT-579 demonstrated activity comparable or superior to clinically relevant comparators in a preclinical IBD model.

Partnered Programs

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In June 2026, under its existing collaboration, Sanofi initiated the first-in-human Phase 1 clinical trial evaluating KT-485 (SAR447971), an oral, potent and selective second generation IRAK4 degrader, in adult healthy volunteers and hidradenitis suppurativa patients. Under the terms of the collaboration, dosing of the first participant resulted in a $20 million milestone payment to Kymera. KT-485 has the potential to offer a novel oral approach for a variety of chronic immuno-inflammatory diseases. Per the collaboration, Sanofi is leading development, regulatory, and commercial efforts for the program.

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In April 2026, the Company announced that Gilead Sciences exercised its option to exclusively license KT-200, a first-in-class, oral CDK2 molecular glue degrader development candidate discovered and characterized by Kymera. As a result, Kymera achieved a $45 million milestone payment. KT-200 has the potential to deliver meaningful improvements in the standard of care for patients with breast cancer and other solid tumors. Gilead intends to progress the program into IND-enabling studies to support an IND filing in 2027.

Research

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Leveraging its unique target selection strategy, proven small molecule discovery capabilities, and deep development expertise, the Company continues to advance an early pipeline of novel oral programs with a goal to deliver at least one new development candidate per year.

Corporate

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In June 2026, the Company announced the appointment of Felix J. Baker, PhD, as Chairman of the Board of Directors. Dr. Baker succeeds Bruce Booth, DPhil, who has served as Chairman since co-founding Kymera in 2016 and will remain an Independent Director.

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In July 2026, the Company appointed Terence Rooney, MD, as Chief Medical Officer. Dr. Rooney is an accomplished drug development leader with extensive experience advancing immunology therapies across the full development lifecycle, from early clinical stage through commercialization and franchise expansion. Dr. Rooney will lead Kymera’s global clinical development strategy and guide the advancement of the Company’s oral immunology portfolio. He succeeds Jared Gollob, MD, who retired from his role after eight years of leadership at the Company and will remain as an advisor through the end of the year.

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The Company further strengthened its leadership team with the two important appointments further positioning Kymera to advance its clinical-stage pipeline through its next phase of development and growth. Penny Carlson joined as Senior Vice President, Development Operations, to oversee global clinical development operations. Elizabeth Laws, PhD, joined as Senior Vice President, Development Program Leader, to lead the strategy and global development of KT-621 and the STAT6 franchise.

Financial Results

Collaboration Revenues: Collaboration revenues were $65.0 million for the second quarter of 2026 compared to $11.5 million for the second quarter of 2025. Collaboration revenues recognized in the second quarter of 2026 consisted of a $45 million option exercise fee related to the Company’s collaboration with Gilead Sciences and a $20 million milestone payment related to the Company’s collaboration with Sanofi. Both payments were earned and fully recognized as revenue in the second quarter of 2026. The Company received the $45 million option exercise fee during the second quarter and received the $20 million milestone payment during the third quarter. Collaboration revenues recognized in the second quarter of 2025 were all attributable to the Company’s collaboration with Sanofi.

Research and Development Expenses: Research and development expenses were $119.5 million for the second quarter of 2026 compared to $78.4 million for the second quarter of 2025. This increase was primarily due to increased expenses related to the investment in the Company’s STAT6 program, platform and discovery programs, as well as costs related to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $10.4 million and $8.0 million for the second quarters of 2026 and 2025, respectively.

General and Administrative Expenses: General and administrative expenses were $21.1 million for the second quarter of 2026 compared to $17.6 million for the second quarter of 2025. The increase was primarily due to an increase in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, occupancy, and other expenses to support growth as a public company. Stock based compensation expenses included in G&A were $8.6 million and $7.4 million for the second quarters of 2026 and 2025, respectively.

Net Loss: Net loss was $61.2 million for the second quarter of 2026 compared to $76.6 million for the second quarter of 2025.

Cash and Cash Equivalents: As of June 30, 2026, Kymera had $1.5 billion in cash, cash equivalents and investments. Kymera expects that its cash balance will provide the Company with a cash runway into 2029 beyond multiple clinical inflection points in its pipeline.

Event Details

Kymera will host a video conference call today, August 5, 2026, at 8:30 a.m. ET. To join the call please use this link to register. A live webcast of the event will be available under News and Events in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available following the event.

About Kymera Therapeutics
Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on building an industry-leading pipeline of oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about our expectations regarding strategy, business plans and objectives on the development of our clinical and preclinical pipeline, including the therapeutic potential, clinical benefits and safety thereof, the effect of initial parallel development of Phase 2b studies in AD and asthma patients on acceleration of late parallel development across multiple indications, the KT-485/SAR447971 and KT-200 programs, and Kymera’s financial condition and expected cash runway into 2029. The words "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "seek," "predict," "future," "project," "potential," "continue," "target," “upcoming” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from any forward-looking statements contained in this press release, including, without limitation, risks associated with: the risk that preclinical and clinical data, including the results from the Phase 1 trials of KT-621, are not predictive of, may be inconsistent with, or more favorable than, data generated from future or ongoing clinical trials of the same product candidate, uncertainties inherent in the initiation, timing and design of future clinical trials, the availability and timing of data from ongoing and future clinical trials and the results of such trials, the ability to successfully demonstrate the safety and efficacy of drug candidates, the timing and outcome of planned interactions with and submissions to regulatory authorities, the availability of funding sufficient for our operating expenses and capital expenditure requirements, the unexpected emergence of adverse events or other undesirable side effects during preclinical and clinical development, and other factors. These risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in the most recent Quarterly Report on Form 10-Q and in subsequent filings with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash, cash equivalents and marketable securities	$ 1,504,886	$ 1,619,434
Accounts Receivable	20,000	—
Property and equipment, net	39,971	43,175
Right-of-use assets, operating lease	41,100	42,351
Other assets	39,487	37,852
Total assets	$ 1,645,444	$ 1,742,812
Liabilities and Stockholders’ Equity
Deferred revenue	$ —	$ 34,365
Operating lease liabilities	76,141	78,975
Other liabilities	60,047	49,808
Total liabilities	136,188	163,148
Total stockholders’ equity	1,509,256	1,579,664
Total liabilities, preferred stock and stockholders’ equity	$ 1,645,444	$ 1,742,812

KYMERA THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Collaboration Revenue	$ 65,000	$ 11,476	$ 99,365	$ 33,576

Operating expenses:
Research and development	$ 119,481	$ 78,388	$ 217,644	$ 158,643
General and administrative	21,126	$ 17,645	41,484	33,916
Total operating expenses	140,607	96,033	259,128	192,559
Loss from operations	(75,607)	(84,557)	(159,763)	(158,983)
Other income (expense):
Interest and other income	14,477	8,051	29,459	16,968
Interest and other expense	(81)	(108)	(141)	(180)
Total other income	14,396	7,943	29,318	16,788
Net loss attributable to common stockholders	$ (61,211)	$ (76,614)	$ (130,445)	$ (142,195)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.62)	$ (0.95)	$ (1.33)	$ (1.77)
Weighted average common stocks outstanding, basic and diluted	98,177,158	80,449,405	97,857,489	80,298,940

Investor Contact:

Justine Koenigsberg

investors@kymeratx.com

857-285-5300

Media Contact:

Matthew Henson

media@kymeratx.com

857-285-5300